Exhibit 99.1

Company Contact:	J. Gentry Barden, Esq.
Senior Vice President & General Counsel
HealthSpring, Inc.
(615) 401-4531
HealthSpring, Inc. Announces Retirement of Jeffrey L. Rothenberger,
Executive Vice President and Chief Operating Officer

Gerald V. Coil Named as Successor
NASHVILLE, Tenn. (December 20, 2006) — HealthSpring, Inc. (NYSE:HS) today announced the retirement of Jeffrey L. Rothenberger, Executive Vice President and Chief Operating Officer of the Company, effective April 30, 2007. HealthSpring has named Gerald V. (“Jerry”) Coil, as Executive Vice President and (Interim) Chief Operating Officer, to succeed Rothenberger, and Coil is expected to begin work prior to year-end. Until his retirement, Rothenberger will work to ensure optimal operations and a smooth transition of responsibilities to his successor.
Coil most recently was president of MHN, the behavioral health subsidiary of Health Net, Inc. Prior to that, he served in various capacities for Kaiser Permanente and for North American Medical Management, or NAMM, an IPA physician-management company, where he headed the West Coast operations. While at NAMM, Coil worked closely with Herb Fritch, HealthSpring’s Chairman, President, and Chief Executive Officer, and other senior managers of the Company. In his new position, Coil will be responsible for overseeing the operations of HealthSpring, including its Medicare and commercial health maintenance organizations and its new LivingWell Health Center initiative.
Commenting on the transition, Fritch, said, “Jeff has been an integral part of the HealthSpring team since helping to launch our Texas operations and later moving into the corporate chief operating role. We sincerely appreciate his contributions to HealthSpring and wish him well in his future endeavors.
“I have known Jerry Coil for over 30 years,” Fritch continued, “and have always considered him one of the brightest people in the managed care industry. He has a unique understanding of and appreciation for our physician engagement strategy. We look forward to working with Jerry as we take HealthSpring to a higher level of performance.”
About HealthSpring
HealthSpring is one of the largest managed care organizations in the United States whose primary focus is the Medicare Advantage market. The Company currently owns and operates Medicare Advantage and stand-alone Medicare prescription drug plans in Tennessee, Texas, Alabama, Illinois, and Mississippi. In addition, the Company uses its infrastructure and provider networks in Tennessee and Alabama to offer commercial health plans to employer groups.
Statements contained in this release that are not historical fact may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act. Additional information concerning these and other important risks and uncertainties can be found in the Company’s SEC filings. Except as required by law, the Company assumes no obligation to update any forward-looking statement publicly, or to update the reasons actual results could differ materially from those predicted in any forward-looking statement, even if new information becomes available in the future.
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